Exhibit (a)(1)(E)

                      Pacific International Services Corp.


                                December 6, 1995


To the Holders of Pacific International
  Services Corp.'s 10% Convertible
  Subordinated Debentures Due 2007

     In connection with the distribution to you on October 31, 1995 of the Offer to Exchange (the "Offer") and the Solicitation and Disclosure Statement For Prepackaged Plan of Reorganization (the "Disclosure Statement") made by Pacific International Services Corp. (the "Company"), PLEASE TAKE NOTICE THAT THE DEADLINES FOR SUBMITTING BALLOTS ON THE PREPACKAGED PLAN AND FOR TENDERING DEBENTURES PURSUANT TO THE OFFER HAVE BEEN EXTENDED TO MIDNIGHT ON DECEMBER 15, 1995.


                         PACIFIC INTERNATIONAL SERVICES CORP.



                         By:    /s/  Alan M. Robin
                         Its:   Chairman, CEO and President